Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PHILADELPHIA ENERGY SOLUTIONS INC.

Philadelphia Energy Solutions Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.                                      The name of the Corporation is Philadelphia Energy Solutions Inc.  The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on February 2, 2015.  The name under which the Corporation was originally incorporated was Philadelphia Energy Solutions Inc.

2.                                      This Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the stockholder of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.                                      Immediately prior to the effective time of this Amended and Restated Certificate of Incorporation, the Corporation has authorized 1,000 shares of common stock, par value $0.01 per share (the “Original Common Stock”), and has issued 1,000 shares of Original Common Stock.

4.                                      The text of the original Certificate of Incorporation of the Corporation, is hereby amended and restated to read in full as follows:

ARTICLE 1.

The name of the corporation is Philadelphia Energy Solutions Inc.

ARTICLE 2.

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are: to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE 4.

A.                                    The total number of shares of all classes of stock that the Corporation is authorized to issue is [•] million ([•]), consisting of:

1.                                      [•] million ([•]) shares of Class A common stock, with a par value of $0.001 per share (the “Class A Common Stock”);

2.                                      [•] million ([•]) shares of Class B common stock, with a par value of $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and

3.                                      [•] million ([•]) shares of preferred stock, with a par value of $0.001 per share as of the effective time of this Amended and Restated Certificate of Incorporation and thereafter as may be established by the Board of Directors of the Corporation (the “Board of Directors”) with respect to any series thereof in the applicable Preferred Stock Designation (as defined below) (the “Preferred Stock”).

Immediately prior to the effective time of this Amended and Restated Certificate of Incorporation, (i) no shares of Class A Common Stock were authorized, issued or outstanding, no shares of Class B Common Stock were authorized, issued or outstanding and no shares of Preferred Stock were authorized, issued or outstanding and (ii) 1,000 shares of Original Common Stock were authorized and outstanding, which shares of Original Common Stock are being redeemed for the par value thereof upon the effective time of this Amended and Restated Certificate of Incorporation in accordance with Section 151(b) of the DGCL, and immediately following the redemption of such shares of Original Common Stock, shares of Class A Common Stock and Class B Common Stock will be issued in accordance with Section 151(b) of the DGCL.

B.                                    The Board of Directors is authorized, subject to any limitations prescribed by law or that certain stockholders agreement, dated as of [•], 2015, by and among the Corporation and the other persons party thereto (as it may be amended from time to time, the “Stockholders Agreement”), to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the par value thereof and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.  There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.

C.                                    The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of any holders of the Class A Common Stock, Class B Common Stock or Preferred Stock, or of any series thereof, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the DGCL.

D.                                    Except as otherwise required by law,

1.                                      Each share of Class A Common Stock shall entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote.

2.                                      Each share of Class B Common Stock shall entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote.

3.                                      No stockholder shall be entitled to exercise any right of cumulative voting.

4.                                      Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

5.                                      Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation or to a Preferred Stock Designation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this Amended and Restated Certificate of Incorporation or a Preferred Stock Designation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.

E.                                     From and after the effective time of this Amended and Restated Certificate of Incorporation, additional shares of Class B Common Stock may be issued only to, and registered in the name of, the Existing Owner (as defined below), its successors and assigns as well as its transferees permitted in accordance with Article 4.H (including all subsequent successors, assigns and permitted transferees) (the Existing Owner together with such persons, collectively, “Permitted Class B Owners”) in accordance with Article 6 and the aggregate number of shares of Class B Common Stock following any such issuance registered in the name of each such

Permitted Class B Owner must be equal to the aggregate number of LLC Units (as defined below) held of record by such Permitted Class B Owner under the PES LLC Agreement (as defined below).  As used in this Amended and Restated Certificate of Incorporation (i) “Existing Owner” means PESC Company, LP, a Delaware limited partnership, or any successor entities thereto, and (ii) “LLC Unit” means a common membership interest in Philadelphia Energy Solutions LLC, a Delaware limited liability company (“PES LLC”), authorized and issued under its Second Amended and Restated Limited Liability Company Agreement, dated as of [•], 2015, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “PES LLC Agreement”), and constituting a “LLC Unit” as defined in the PES LLC Agreement as in effect as of the effective time of this Amended and Restated Certificate of Incorporation.

F.                                      Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine.  Dividends shall not be declared or paid on the Class B Common Stock.

G.                                    Subject to applicable law and the rights, if any, of the holders of any class or series of capital stock of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.  The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.  A consolidation, reorganization or merger of the Corporation with any other person or persons, or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Article 4.G.

H.                                   Transfer of Class B Common Stock:

1.                                      A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for no consideration at any time.  Following the surrender of any shares of Class B Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

2.                                      A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the PES LLC Agreement and the Stockholders Agreement, such holder also simultaneously transfers an equal number of such holder’s LLC Units (as such numbers may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Stock or LLC Units) to such transferee in compliance with the PES LLC Agreement.  The transfer restrictions described in this Article 4.H.2 are referred to as the “Restrictions”.

3.                                      Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void.  If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

4.                                      Upon a determination by the Board of Directors that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board of Directors may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

5.                                      The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Article 4.H for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Article 4.H.  Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

6.                                      The Board of Directors shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

I.                                        To the extent that any Permitted Class B Owner exercises its right pursuant to the PES LLC Agreement to have its LLC Units redeemed by PES LLC in accordance with the PES LLC Agreement, then simultaneous with the payment of, at the Corporation’s election, cash or Class A Common Stock consideration to such Permitted Class B Owner by PES LLC (in the case of a redemption) or the Corporation (in the case of an election by the Corporation pursuant to the PES LLC Agreement to effect a direct exchange with such Permitted Class B Owner), the

Corporation shall cancel for no consideration a number of shares of Class B Common Stock registered in the name of the redeeming or exchanging Permitted Class B Owner equal to the number of LLC Units held by such Permitted Class B Owner that are redeemed or exchanged in such redemption or exchange transaction.  Notwithstanding the Restrictions, (i) in the event that any outstanding share of Class B Common Stock shall cease to be held by a registered holder of LLC Units, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to retire such share and such share shall not be re-issued by the Corporation, (ii) in the event that any registered holder of the Class B Common Stock no longer holds an interest in the LLC Units, the shares of Class B Common Stock registered in the name of such holder shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation, (iii) in the event that any outstanding LLC Units shall be forfeited or surrendered by a registered holder, an equal number of shares of Class B Common Stock registered in the name of such holder shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation and (iv) in the event that no Permitted Class B Owner owns any LLC Units that are redeemable pursuant to the PES LLC Agreement, then all shares of Class B Common Stock will be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

J.                                        All certificates or book entries representing shares of Class B Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND THE STOCKHOLDERS AGREEMENT (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

K.                                    The Class B Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise voting rights and to have the benefit of all other rights of holders of Class B Common Stock.  Subject to the Restrictions, holders of shares of Class B Common Stock shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause the Transfer Agent to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares.  For all purposes of this Amended and Restated Certificate of Incorporation (including, without limitation, Article 4.D, Article 4.G, Article 4.H, Article 4.I, this Article 4.K, Article 6.D and Article 6.E hereof), all references to the Class B Common Stock or any share thereof (whether in the singular or plural) shall be deemed to include references to any fraction of a share of Class B Common Stock.

ARTICLE 5.

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities the number of shares or securities required pursuant to the PES LLC Agreement; provided that nothing contained herein shall be construed to preclude the

Corporation from satisfying its obligations in respect of any such exchange by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation.  The Corporation covenants that all shares of Class A Common Stock issued upon any exchange described in Article 4.I will, upon issuance, be validly issued, fully paid and non-assessable.

ARTICLE 6.

A.                                    The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of LLC Units owned, directly and indirectly, by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to the Philadelphia Energy Solutions Inc. 2015 Incentive Award Plan, and any other stock incentive plan adopted by the Corporation from time to time, that have not vested thereunder, (ii) treasury stock, or (iii) Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including without limitation any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of PES LLC).

B.                                    The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of LLC Units owned, directly and indirectly, by all Permitted Class B Owners and the number of outstanding shares of Class B Common Stock owned by all Permitted Class B Owners.

C.                                    The Corporation shall not undertake or authorize (i) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the LLC Units to maintain at all times a one-to-one ratio between the number of LLC Units owned, directly and indirectly, by the Corporation and the number of outstanding shares of Class A Common Stock; or (ii) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class B Common Stock that is not accompanied by an identical subdivision or combination of the LLC Units to maintain at all times, subject to the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, Article 6.A), a one-to-one ratio between the number of LLC Units owned, directly and indirectly, by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock, unless, in the case of clause (i) or (ii) of this Article 6.C, such action is necessary to maintain at all times both a one-to-one ratio between the number of LLC Units owned, directly and indirectly, by the Corporation and the number of outstanding shares of Class A Common Stock or a one-to-one ratio between the number of LLC Units owned, directly and indirectly, by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock, as applicable.

D.                                    The Corporation shall not issue, transfer or deliver from treasury stock or repurchase shares of Class A Common Stock unless in connection with any such issuance, transfer, delivery or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of LLC

Units owned by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to the Philadelphia Energy Solutions Inc. 2015 Incentive Award Plan, and any other stock incentive plan adopted by the Corporation from time to time, that have not vested thereunder, (ii) treasury stock or (iii) Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including without limitation any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of PES LLC).  The Corporation shall not issue, transfer or deliver from treasury stock or repurchase or redeem shares of Preferred Stock unless in connection with any such issuance, transfer, delivery, repurchase or redemption the Corporation takes all requisite action such that, after giving effect to all such issuances, transfers, repurchases or redemptions, the Corporation holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in PES LLC which (in the good faith determination by the Board of Directors) are in the aggregate substantially equivalent in all respects to the outstanding Preferred Stock so issued, transferred, delivered, repurchased or redeemed.

E.                                     The Corporation shall not consolidate, merge, combine or consummate any other transaction (other than an action or transaction for which an adjustment is provided in one of the preceding paragraphs of this Article 6 or in Article 4) in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each LLC Unit owned by the Permitted Class B Owners shall be entitled to be exchanged for or converted into (without duplication of any corresponding share of Class A Common Stock which the Corporation may elect to issue upon a redemption of such LLC Unit by the holder thereof) the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted, in each case to maintain at all times a one-to-one ratio between (x) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one share of Class A Common Stock and (y) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one LLC Unit owned by a Permitted Class B Owner.  The foregoing provisions of this Article 6.E shall not apply to any action or transaction (including any consolidation, merger or combination) approved by the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, each voting as a separate class.

ARTICLE 7.

A.                                    The bylaws of the Corporation (the “Bylaws”) may be altered, amended or repealed, and new Bylaws made, only by the affirmative vote of (i) a majority of the Board of Directors or (ii) stockholders representing at least 66 2/3% of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon; provided, however, that for so long as the Carlyle Shares (as defined in the Stockholders Agreement) represent at least 30% of the voting power of all of the shares of stock of the Corporation and the votes associated with such shares of stock are cast in favor of the proposed action, the Bylaws also may be altered, amended or repealed, and new Bylaws made, by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of stock of the Corporation entitled to vote thereon.

ARTICLE 8.

A.                                    Elections of the directors comprising the Board of Directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws shall so provide.

B.                                    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the Whole Board.  For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors for the Board of Directors whether or not there exist any vacancies in previously authorized directorships.

C.                                    Except as otherwise required by law or the Stockholders Agreement and subject to the rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the Directors then in office and entitled to vote thereon, though less than a quorum, or by a sole remaining Director entitled to vote thereon, and not by the stockholders.  Subject to the Stockholders Agreement, any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified.

D.                                    Subject to the rights of the holders of any series of Preferred Stock then outstanding and subject to the Stockholders Agreement, any Director, or the entire Board of Directors, may be removed from office, but only with cause, at a meeting called for that purpose.

E.                                     The Board of Directors shall be divided into three classes, as nearly equal in numbers as possible, designated Class I, Class II and Class III.  Upon the effectiveness of this Amended and Restated Certificate of Incorporation including this Article 8.E, each Director then in office shall be designated as a Class I Director, a Class II Director or a Class III Director.  The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the effective time of this Amended and Restated Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the effective time of this Amended and Restated Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the effective time of this Amended and Restated Certificate of Incorporation.  At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the effective time of this Amended and Restated Certificate of Incorporation, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election, with each Director in each such class to hold office until his or her successor is duly elected and qualified.  Subject to the Stockholders Agreement, the Board of

Directors is authorized to assign Directors already in office at the effectiveness of this Amended and Restated Certificate of Incorporation to Class I, Class II and Class III.  The provisions of this Article 8.E are subject to the rights of the holders of any class or series of Preferred Stock to elect Directors.

F.                                      Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE 9.

A.                                    Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and, subject to the next sentence, may not be effected by any consent or consents in writing by stockholders.  Notwithstanding the foregoing, until such time as the Carlyle Shares (as defined in the Stockholders Agreement) no longer represent at least [30]% of the voting power of all of the outstanding shares of stock of the Corporation, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class(es) or series of stock of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then issued and outstanding (other than treasury stock) entitled to vote thereon were present and voted and delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

B.                                    Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the Chief Executive Officer, the Board of Directors pursuant to a resolution approved by the Board of Directors or, for so long as the Carlyle Shares (as defined in the Stockholders Agreement) represent at least 30% of the voting power of all of the outstanding shares of stock of the Corporation, the Existing Owner, and special meetings may not be called by any other person or persons.  Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

ARTICLE 10.

Subject to any limitations prescribed in this Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that any amendment to Article 9 shall be effective only upon the affirmative vote of the holders of Common Stock and Preferred Stock then outstanding representing 66 2/3% or more of the votes eligible to be cast in an election of Directors.

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any sentence of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE 11.

A.                                    The Corporation is authorized to indemnify, and to advance expenses to, each current, former or prospective Director, officer, employee or agent of the Corporation to the fullest extent permitted by Section 145 of the DGCL.  To the fullest extent permitted by the laws of the State of Delaware, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (or any successor provision thereto), or (iv) for any transaction from which the director derived any improper personal benefit.  No amendment to, or modification or repeal of, this Article 11 shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

B.                                    The Corporation may maintain insurance, at its expense, to protect itself and any current, former or prospective Director, officer, employee or agent of the Corporation or another corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.  To the extent that the Corporation maintains any policy or policies providing such insurance, each such current, former or prospective Director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in the Bylaws or elsewhere, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current, former or prospective Director, officer, employee or agent.

ARTICLE 12.

Each Director and officer of the Corporation who is also an officer, director, employee, managing director or other affiliate (a “Covered Person”) of (i) Carlyle PES, L.L.C. and any of its Affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (“Carlyle”) or (ii) PES Equity Holdings, LLC and any of its Affiliates (as defined in Rule 12b-2 under the Exchange Act) (collectively, “PES Equity”) will have the right to (A) carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation, (B) do business with any client, customer, vendor or lessor of any of the Corporation or its affiliates, and (C) make investments in any kind of property in which the Corporation may make investments.  In the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (1) (a) the Covered Person, in his or her capacity with Carlyle or PES Equity, as applicable, or (b) Carlyle or PES Equity, as applicable, and (2) the Corporation, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation.  To the fullest extent permitted by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy of the Corporation in such corporate opportunity and waives any claim against each Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (x) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (y) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to another person or (z) does not communicate information regarding such corporate opportunity to the Corporation; provided, however, in each case, that any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as a Director or officer of the Corporation shall belong to the Corporation.  The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in Article 11.

To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation and its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Amended and Restated Certificate of Incorporation, (ii) the Corporation and its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity and (iii) such transaction or opportunity would be in the same or similar line of business in which the Corporation and its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

No Covered Person will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Article 12, except to the extent such actions or omissions are in breach of this Agreement.

Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 12.

For purposes of this Article 12, PESC Company GP, LLC, the Existing Owner, the Corporation and their respective subsidiaries shall not be deemed Affiliates of either Carlyle PES, L.L.C. or PES Equity Holdings, LLC.

This Article 12 may not be amended, modified or repealed without the prior written consent of Carlyle and PES Equity.

ARTICLE 13.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, any Director or the Corporation’s officers or employees arising pursuant to any provision of the DGCL or the Corporation’s Amended and Restated Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Corporation, any Director or the Corporation’s officers or employees governed by the internal affairs doctrine, except, as to each of clauses (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

ARTICLE 14.

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE 15.

The effective time of this Amended and Restated Certificate of Incorporation shall be the date and time that this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation, which has been duly adopted in accordance with Sections 242 and 245 of the DGCL, to be signed by Philip L. Rinaldi, its Chief Executive Officer, on this [•] day of [•], 2015.

PHILADELPHIA ENERGY SOLUTIONS INC.

By:
Name:	Philip L. Rinaldi
Title:	Chief Executive Officer

[Signature page to Amended and Restated Certificate of Incorporation]